SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2008

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 29, 2008 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	to elect eight directors to hold office until the annual meeting of stockholders in 2009;

2.	to approve an amendment to the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 1,500,000 shares;

3	to ratify our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for 2008; and

4.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the Annual Meeting is April 2, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Harry Stylli

President and Chief Executive Officer

San Diego, California

April 10, 2008

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 29, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Sequenom, Inc. (sometimes referred to as the “Company” or “Sequenom”) is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 11, 2008 to all stockholders of record entitled to vote at the annual meeting.

What am I voting on?

There are three matters scheduled for a vote at the annual meeting:

•	Election of eight directors;

•	Approval of an amendment to the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 1,500,000 shares; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2008 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 45,406,215 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 2, 2008 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 2, 2008 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 2, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director and “For” all other matters described in this proxy statement. If any other matter is properly presented at the meeting, your proxy will vote your shares using his or her best judgment.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

If your shares are held by your broker as your nominee (that is, in street name), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•

For the election of directors, the eight nominees receiving the most “For” votes from the shares present and entitled to vote at the annual meeting, either in person or by proxy, will be elected. Broker non-votes will have no effect.

•

To be approved, Proposal 2 must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 3 must receive “For” votes from a majority of the shares present and entitled to vote at the annual meeting, either in person or by proxy. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 2, 2008, the record date, there were 45,406,215 shares outstanding and entitled to vote. As a result 22,703,108 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2008.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and other employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2009 annual meeting of stockholders is December 12, 2008. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by December 12, 2008. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members and is nonclassified. Each Director serves for a one-year term. At the annual meeting, the term of office of all eight directors will expire.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Ernst-Gunter Afting, Ph.D., M.D., Charles R. Cantor, Ph.D., John A. Fazio, Harry F. Hixson, Jr., Ph.D., Richard A. Lerner, M.D., Ronald M. Lindsay, Ph.D., Harry Stylli, Ph.D., and Kathleen M. Wiltsey for re-election to the Board of Directors. If re-elected at the annual meeting, each nominee would serve until the 2009 annual meeting and his successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Afting, Dr. Cantor, Mr. Fazio, Dr. Hixson, Dr. Lerner, Dr. Lindsay, Dr. Stylli, and Ms. Wiltsey. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated.

Nominees for Election for a One-year Term Expiring at the 2009 Annual Meeting

Ernst-Günter Afting, Ph.D., M.D.

Dr. Afting, 65, has served as a director since 1996. From 1995 until his retirement in 2006, Dr. Afting served as President and Chief Executive Officer of the National Research Center for Environment and Health, GSF-National Research Center for Environment and Health GmbH, in Munich, one of the biggest governmental research centers in Germany. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He was also a member of the board of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was Chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst from 1992-1993. Dr. Afting was a member of the advisory committee on Science and Technology to German Chancellor Helmut Kohl from 1996 to 1997 and from 1996 to 2005 has been a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting currently serves on the boards of Intercell AG, Vienna, Enanta Pharmaceuticals, Inc., and Olympus Europa GmbH, Hamburg. He received his Ph.D. in Chemistry and M.D. from the University of Freiburg/Breisgau, Germany.

Charles R. Cantor, Ph.D.

Dr. Cantor, 65, joined us as Chief Scientific Officer and Chairman of the Scientific Advisory Board in August 1998. Dr. Cantor is also Chief Executive Officer of DiThera, Inc., an early stage, privately-held biotechnology company that he founded in 2007. Since 1992 Dr. Cantor has served as a professor in the Department of Biomedical Engineering and Co-Director of the Center for Advanced Biotechnology at Boston University. Prior to that time, Dr. Cantor held positions at Columbia University and the University of California, Berkeley. He was also Director of the Human Genome Center of the Department of Energy at Lawrence Berkeley Laboratory. Dr. Cantor published the first textbook on genomics, The Science and Technology of the Human Genome Project, and remains active in the Human Genome Project through his membership in a number of the project’s advisory committees and review boards. Dr. Cantor is a member of the National Academy of Sciences. He is also a scientific advisor to 12 biotech and life science companies and one venture capital firm. Dr. Cantor currently serves as a director of ExSAR, Inc., Human BioMolecular Research Institute, and Retrotrope, Inc. Dr. Cantor received his Ph.D. in Chemistry from the University of California, Berkeley.

John A. Fazio

Mr. Fazio, 64, has served as a director since 2007. Mr. Fazio is a former Senior General Practice Partner of PricewaterhouseCoopers. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service to the global accounting and professional services company. A Certified Public Accountant and a Certified Management Accountant, Mr. Fazio held a variety of senior positions in accounting, auditing, consulting, and administration at PricewaterhouseCoopers. Currently, Mr. Fazio serves on the board of directors and chairs the audit committee of Heidrick and Struggles International, Inc. and has served in such capacities since 2003. Mr. Fazio is a former member of the boards of directors and chairman of the audit committees of ImClone Systems, Inc. and Dendrite International, Inc. He is also a former Chairman of the Accounting and Auditing Standards Committee of New Jersey Society of Certified Public Accountants, the State Society’s senior technical committee. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants and holds a B.S. from Pennsylvania State University and an M.S. from Ohio State University.

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 69, has served as Chairman of our Board of Directors since January 2003. Dr. Hixson currently serves as a member of the Board of Directors of Infinity Pharmaceuticals, Inc., a cancer drug discovery and development company. Dr. Hixson previously served as the Chairman of the Board of Directors of Discovery Partners International, Inc. prior to its merger with Infinity Pharmaceuticals. Dr. Hixson has also served as a director of Arena Pharmaceuticals, Inc. since 2004, and currently serves as the Chairman of the Board of BrainCells, Inc., a privately held biopharmaceutical company focused on central nervous system drug development. He has served as Chairman of BrainCells since December 2003 and served as its Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a privately held biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as Amgen’s President and Chief Operating Officer and as a member of its Board of Directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. He has been involved with the start-up of several biopharmaceutical companies, including Neurocrine Biosciences and Signal Pharmaceuticals, now part of Celgene. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago. He also received an Honorary Doctor of Science degree from Purdue University.

Richard A. Lerner, M.D.

Dr. Lerner, 69, has served as a director since 2007. Dr. Lerner has been President of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner has received numerous prizes and awards, including the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, and the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003 for his achievements in connection with the development of catalytic antibodies and combinatorial antibody libraries. He is on the editorial boards of several research journals and has been elected to many prestigious scientific societies, boards, and academies, including the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner currently serves on the board of directors and is a member of the nominating and corporate governance committees of Kraft Foods, Inc. He has been a director at Kraft since 2005. Dr. Lerner also serves as a member of the board of directors of Opko Health, Inc., formerly eXegenics, Inc., and as a member of the boards of directors of Xencor and Intra-Collular Therapies, two privately held biotechnology companies. Dr. Lerner also serves on the Scientific Advisory Board of Dyadic, a biotechnology company. Dr. Lerner attended Northwestern University and received his B.S. and M.D. degrees from Stanford Medical School.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 60, has been a director since May 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting enterprise. He served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a privately held biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various roles with Millennium Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, including Senior Vice President, Biotherapeutics and Vice President, Preclinical Research and Development, of its subsidiary Millennium Biotherapeutics Inc. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist, holding the position of Vice President, Neurobiology. He is a director of Arqule Inc., HistoRx Inc., and a Senior Advisor to TVM Capital, Munich. Dr. Lindsay is the author of more than 150 scientific publications and holder of multiple patents. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

Harry Stylli, Ph.D.

Dr. Stylli, 46, joined us in June 2005 as President and Chief Executive Officer and a director. From November 2004 to February 2005, Dr. Stylli served as President and Chief Executive Officer of Xencor, Inc., a privately held, next-generation antibody platform company. From May 2002 to July 2003, Dr. Stylli served as President and Chief Executive Officer for CovX Pharmaceuticals, a biopharmaceutical company that he co-founded and which was acquired by Pfizer. From 1995 to 2001, Dr. Stylli served in various capacities, including President for Aurora Biosciences Corporation, a drug discovery systems company of which Dr. Stylli was a co-founder. Dr. Stylli currently serves as a director of Molecular Insight Pharmaceuticals, Inc., a publicly held biotechnology company, as a director of privately-held Micropharma Ltd., a Canadian neutraceuticals company, and is an advisor to Nanosyn, a privately held medicinal chemistry company. Dr. Stylli received his Ph.D. from London University’s Faculty of Medicine and an M.B.A. from the United Kingdom’s Open University.

Kathleen M. Wiltsey

Ms. Wiltsey, 52, has served as a director since 2007. From 1984 through 1998, Ms. Wiltsey served in a series of senior marketing and business development positions at Amgen Inc., including as co-product development team leader and marketing director for EPOGEN® and as vice president with responsibility for Amgen’s product licensing function. From May to October 2006, Ms. Wiltsey served the X Prize Foundation as executive director for the development and launch of the Archon X PRIZE for Genomics, a global technology competition to dramatically reduce the cost of sequencing human genomes and accelerate personalized medicine. Ms. Wiltsey has served as a member of the board of directors of Lexicon Pharmaceuticals, Inc. since 2007, and is currently president of the board of The Associates of the California Institute of Technology. She holds a B.S. from the Colorado School of Mines and an M.B.A. from Harvard University.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

Vacancies on the Board of Directors

Currently, vacancies on the Board of Directors may be filled only by at least a two-thirds majority of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders and the director’s successor is elected and qualified.

Independence of the Board of Directors

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our

Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2007 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Dr. Stylli, our Chief Executive Officer, and Dr. Cantor, our Chief Scientific Officer.

As required under applicable Nasdaq Marketplace Rules, in 2007 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Meetings of the Board of Directors

The Board of Directors met six times during 2007. Each director attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Attendance at Annual Meetings

We have adopted a policy encouraging our directors and nominees for directors to attend our annual meetings of stockholders. The following directors attended our annual meeting in 2007: Dr. Cantor, Dr. Hixson, and Dr. Stylli.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Corporate” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

Communication with the Board of Directors

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com”. The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found in the Investor Relations section under “Corporate” on our website at www.sequenom.com.

Board Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for 2007 for each of the committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Ernst-Gunter Afting, Ph.D., M.D.	X				X	*
Charles R. Cantor, Ph.D.
John A. Fazio(1)	X	*
Harry F. Hixson, Jr., Ph.D.(2)			X		X
Richard A. Lerner, M.D.(3)			X		X
Ronald M. Lindsay, Ph.D.			X	*
Harry Stylli, Ph.D.
Kathleen M. Wiltsey(4)	X
Total meetings in 2007	5		9		4

*	Current Committee Chair
(1)	Mr. Fazio was elected to the Board of Directors and appointed chairman of the Audit Committee in October 2007.
(2)	Dr. Hixson was a member of and served as chairman of the Audit Committee from February 2007 to October 2007.
(3)	Dr. Lerner was elected to the Board of Directors and appointed to the Nominating and Corporate Governance Committee in July 2007 and the Compensation Committee in February 2008.
(4)	Ms. Wiltsey was elected to the Board of Directors in June 2007. She served on the Compensation Committee from June 2007 until February 2008 and was appointed to the Audit Committee in February 2008.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Nominating and Corporate Governance Committee

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Afting (chair), Dr. Hixson and Dr. Lerner. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors, reviewing and evaluating incumbent directors; selecting candidates for election to the board of directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors, and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Corporate” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 4200(a)(15)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable Nasdaq and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. During 2007, the Nominating and Corporate Governance Committee utilized and paid a fee to a third party to assist in the process of identifying and recruiting director candidates. The Committee may engage a third party for assistance in the future. To date, the Nominating and Corporate Governance Committee has not received any director nominee from a stockholder or stockholders other than the individuals designated by certain purchasers in connection with the closing of our private placement in June 2006. Pursuant to the purchase agreement for our 2006 private placement, each purchaser that holds at least 10% of outstanding shares of common stock have the right to nominate one individual for election to the Board of Directors provided such nominee has been approved by the Nominating and Corporate Governance Committee and complies with any relevant Nasdaq rule. Currently, only one purchaser, LBI Group Inc., holds a sufficient number of shares to exercise such right. To date, LBI Group has declined to exercise such right.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee

Three directors comprise the Audit Committee: Mr. Fazio (chair), Dr. Afting and as of February 2008, Ms. Wiltsey. The Audit Committee oversees our corporate accounting and financial reporting process. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and our quarterly financial statements. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Corporate” on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Corporate” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2007 were independent (as independence is currently defined in Nasdaq Marketplace Rule 4200(a)(15) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Fazio qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Fazio’s level of knowledge and experience based on a number of factors, including his formal education and experience.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee of the Board of Directors is currently comprised of Mr. Fazio (chair), Dr. Afting and Ms. Wiltsey. Each member of the Audit Committee is an independent director as determined by the Board of Directors based on applicable NASDAQ rules. Each member of the Audit Committee also satisfies the Securities and Exchange Commission additional independence requirements for members of audit committees. The Board of Directors has determined that Mr. Fazio meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit Committee selects the Company’s independent registered public accounting firm and submits the selection to the stockholders for ratification. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a written charter approved by the Board of Directors. The Committee’s function is more fully described in its charter, which may be found in the Corporate Governance section under “Corporate” on the Company’s website at www.sequenom.com.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, accounting and reporting principles, and the financial reporting process and procedures designed to ensure compliance with accounting standards, applicable laws and regulations, including establishing, maintaining, and evaluating the effectiveness of disclosure controls and procedures, establishing, maintaining, and evaluating the effectiveness of internal control over financial reporting, and evaluating any change in internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Company’s independent registered public accounting firm is also responsible for performing an independent audit of the effectiveness of the Company’s internal controls over financial reporting and issuing a report thereon. The Company’s independent registered public accounting firm understands that they are accountable to the Audit Committee of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements, and a review of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements, including the audited consolidated financial statements, with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61, as amended “Communication with Audit Committees” (AICPA, Professional Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.”

The Audit Committee met on 5 occasions in 2007, and it also routinely meets separately in private sessions with Ernst & Young LLP and with the Company’s Chief Financial Officer throughout the year.

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

The Audit Committee has received from the Company’s independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm that firm’s independence from the Company and its management, and the results of their examinations. The Audit Committee has also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young LLP’s independence.

Based on the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the Company’s independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm and recommended that its selection be submitted to the stockholders for ratification.

Audit Committee

John A. Fazio

Ernst-Günter Afting, Ph.D., M.D.

Kathleen M. Wiltsey

Compensation Committee

Three directors comprise the Compensation Committee: Dr. Lindsay (chair), Dr. Hixson and as of February 2008, Dr. Lerner. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2007 were independent (as currently defined in Nasdaq Marketplace Rule 4200(a)(15)). The Compensation Committee’s charter may be found in the Corporate Governance section under “Corporate” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things:

•	reviewing and approving the compensation and other terms of employment of our Chief Executive Officer;

•	reviewing and approving the compensation and other terms of employment of the other executive officers;

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; and

•	administration of our equity incentive and stock purchase plans and other benefit plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors at least five times annually and holds telephonic meetings with greater frequency if necessary. The Compensation Committee met nine times during 2007. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of chief executive officer and other senior executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”), and each of Dr. Lindsay, Dr. Hixson and Dr. Lerner meets these requirements. Under its charter, the Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers, for overseeing the overall compensation strategy for the Company and for administering the Company’s benefit plans. The Committee provides guidance with respect to the purpose and principles behind the company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews and determines executive officer compensation. The Committee annually evaluates the performance and determines the compensation of the Chief Executive Officer and the other executive officers of the Company based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Chief Executive Officer was not present during the voting or deliberations by the Committee on his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, our Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: the determination of specific individual compensation levels and the establishment of performance objectives for the Company and the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2007 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks And Insider Participation

During 2007, the following directors served as members of the Compensation Committee: Dr. Lindsay, Dr. Hixson, Ms. Wiltsey, and prior to his resignation as a director in July 2007, Patrick G. Enright. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2007 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee

Ronald M. Lindsay, Ph.D.

Harry F. Hixson, Jr., Ph.D.

Richard A. Lerner, M.D.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN

In April 2006, the Board adopted, and our stockholders subsequently approved, our 2006 Equity Incentive Plan (the “2006 Plan”), which initially included a reserve of (i) 3,500,000 shares, plus (ii) the number of shares that remained available for issuance under our 1999 Stock Incentive Plan (the “1999 Plan”), plus (iii) the number of shares subject to any stock awards under the 1999 Plan that terminated or were forfeited or repurchased and would otherwise have been returned to the share reserve under the 1999 Plan. As of March 17, 2008 (excluding the Additional Pool, as defined below) we have 882,669 shares (plus any shares that might in the future be returned to the 2006 Plan as a result of cancellation, expiration, or forfeit of outstanding stock awards) available for future grant under the 2006 Plan. There were 5,696,584 shares of our common stock reserved for issuance under the 2006 Plan as of March 17, 2008 (excluding the Additional Pool, as defined below) and up to an additional 1,091,129 shares subject to outstanding stock awards under the 1999 Plan that may return to the 2006 Plan share reserve in the future. As of March 17, 2008, 146,728 shares of restricted stock and restricted stock units and options to purchase 4,667,187 shares had been granted and were outstanding under the 2006 Plan.

In March 2008, the Board approved a 1,500,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. The increase is referred to as the “Additional Pool.” The amendment adding the Additional Pool is referred to as the “Amendment.” The Board believes the Amendment is necessary to ensure that the number of shares remaining available for issuance under the 2006 Plan is sufficient, in light of our current capitalization, to allow us to continue to attract and retain the services of key individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock awards to attract and retain key employees, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. We grant options or other stock awards to newly hired or continuing employees based on both competitive market conditions and individual performance.

Stockholders are requested in this Proposal 2 to approve the Amendment. The affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, either in person or by proxy, will be required to approve the Amendment to the 2006 Plan as described in this Proposal 2. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the 2006 Plan are outlined below:

Description of the 2006 Equity Incentive Plan

The material features of the 2006 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2006 Plan. Stockholders are urged to read the actual text of the 2006 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

Background and Purpose

The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The 2006 Plan was adopted to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 2 is approved, the total number of shares of our common stock reserved for issuance under the 2006 Plan will consist of:

•	7,196,584 shares; plus

•	the number of shares subject to any stock awards under the 1999 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 1999 Plan.

Eligibility

The persons eligible to receive awards under the 2006 Plan consist of our employees, directors and consultants. However, incentive stock options, or ISOs, may be granted under the 2006 Plan only to our employees, including our officers who are employees.

Administration

The 2006 Plan is administered by the Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the 2006 Plan to the Compensation Committee. Subject to the terms of the 2006 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of options granted under the 2006 Plan. Subject to the terms of the 2006 Plan, the Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by the Compensation Committee and such officer would not be allowed to grant a stock award to himself or herself.

The Board of Directors does not have the authority to (i) reprice any outstanding options or stock appreciation rights under the 2006 Plan, or (ii) cancel and re-grant any outstanding options or stock appreciation rights under the 2006 Plan, unless the stockholders have approved such an action within a 12-month period preceding such an event.

Stock Options

Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. On March 17, 2008, the closing price of our common stock as reported on the Nasdaq Global Market was $5.30 per share. Options granted under the 2006 Plan vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2006 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2006 Plan is determined by the Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by the Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonqualified stock options, or NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 2006 Plan covering more than 5,000,000 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any form permitted under applicable law; however, we settle payments due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by the Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by the Compensation Committee. In general, the term of stock appreciation rights granted under the 2006 Plan may not exceed ten years. Unless the terms of a recipient’s stock appreciation right agreement provide for earlier or later termination, if a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service.

Performance Awards

The 2006 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 2006 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 5,000,000 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee sets a period of time, or a performance period, over which the attainment of one or more performance goals is measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Compensation Committee establishes the performance goals, based upon one or more pre-established performance criteria enumerated in the 2006 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee certifies (in writing) whether the performance goals have been satisfied.

Performance goals under the 2006 Plan is determined by the Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2006 Plan. The Compensation Committee has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards are granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2006 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 2006 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments

The Compensation Committee has the authority to amend or terminate the 2006 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2006 Plan as required by applicable law.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2006 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2006 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2006 Plan.

Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change of control. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our chief executive officer and our four highest compensated officers as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the 2006 Plan under which the award is granted is approved by stockholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2006 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,980,236		$6.19		2,655,837	(1)(2)
Equity compensation plans not approved by security holders	—	(3)	—	(3)	—

Total	5,980,236		$6.19		2,655,837

(1)	Of the 2,655,837 shares available for issuance, 792,790 are reserved for issuance under our 1999 Employee Stock Purchase Plan, or ESPP.
(2)	Our ESPP contains so called “evergreen” provisions providing for annual increases to its respective share reserves. The number of shares to be added annually to the ESPP is the lesser of (i) 166,667; or (ii) 1% of our outstanding common stock as of December 31, 2007.

(3)	Excludes outstanding options and warrants that were acquired in conjunction with our acquisition of Gemini Genomics in 2001 and Axiom Biotechnologies in 2002. There are 8,296 options outstanding in connection with Axiom Biotechnologies at a weighted average exercise price of $8.87. In connection with our acquisition of Gemini Genomics, there are 130,770 options outstanding with a weighted average exercise price of $71.48.

New Plan Benefits

As of the date of the attached Notice of Annual Meeting of Stockholders, no options or other Stock Awards have been granted on the basis of the 1,500,000 share increase for which stockholder approval is sought under this Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2007 and 2006, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2007 Actual Fees	2006 Actual Fees
Audit Fees(1)
Audit of consolidated financial statements and services associated with attestation of management’s assertion over internal controls required by Section 404 of Sarbanes Oxley Act	$696,360	$555,000
Timely quarterly reviews	$101,498	$85,610
SEC filings, including comfort letters, consents and comment letters	$168,661	$12,034
Accounting consultations on matters addressed during the audit or interim reviews	$8,300	$13,020

Total Audit Fees	$974,819	$665,664
Audit Related Fees(2)
Employee benefit plans	—	—
Subsidiary statutory audits	$55,000	$30,000
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes Oxley Act	—	$12,259
Accounting consultation in connection with acquisitions	—	—

Total Audit Related Fees	$55,000	$42,259
Tax Fees(2)
Tax compliance services	$36,520	$108,655
Tax Planning	—	—

Total Tax Fees	$36,520	$108,655

Total Fees	$1,066,339	$816,578

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fiscal year 2007 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Fiscal year 2007 tax compliance fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

All fees described above were approved by the audit committee.

During fiscal year ended December 31, 2007, none of the total hours expended on our financial audit by Ernst & Young LLP were provided by persons other than Ernst & Young LLP’s full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 17, 2008 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
ComVest Investment Partners II LLC (2) One North Clematis Street, Suite 300 West Palm Beach, Florida 33401	8,057,374	14.0%
Pequot Private Equity Fund IV, L.P. (3) c/o Pequot Capital Management, Inc. 500 Nyala Road, Westport, Connecticut 06880	7,333,333	12.7%
LB I Group Inc. (4) c/o Lehman Brothers Inc., 399 Park Avenue, Ninth Floor New York, New York 10022	6,272,726	10.9%
Davidson Kempner Capital Management LLC (5) 65 East 55th Street, 19th Floor New York, NY 10022	4,034,713	7.0%
Siemens Venture Capital GMBH (6) 801 Boylston Street, 5th Floor Boston, Massachusetts 02116	3,878,787	6.7%
Morgan Stanley 1585 Broadway New York, NY 10036	2,283,024	4.0%
Directors and Executive Officers
Harry Stylli, Ph.D. (7)	933,710	1.6%
Charles R. Cantor, Ph.D. (8)	332,661	*
John Sharp (9)	6,690	*
Ernst-Günter Afting, Ph.D., M.D. (10)	86,666	*
Harry F. Hixson, Jr., Ph.D. (11)	48,334	*
Ronald M. Lindsay, Ph.D. (12)	46,667	*
Paul Hawran (13)	166,006	*
Elizabeth Dragon, Ph.D. (14)	66,610	*
Richard A. Lerner, M.D.	—	*
Steve Owings (15)	30,788	*
Kathleen M. Wiltsey	—	*
John Fazio	—	*
All directors and executive officers as a group (17 persons) (16)	2,070,983	3.6%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 45,403,927 shares outstanding on March 17, 2008 adjusted as required by SEC rules.
(2)	Includes 3,818,181 shares of our common stock issuable pursuant to warrants exercisable within 60 days of March 17, 2008 by ComVest Investment Partners II LLC. ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”) is a private investment company. The managing member of ComVest is ComVest II Partners LLC, a Delaware limited liability company (“ComVest II Partners”), the managing member of which is ComVest Group Holdings, LLC, a Delaware limited liability company (“CGH”). Michael Falk (“Falk”) is the Chairman and principal member of CGH. Robert Priddy (“Priddy”) is a member of ComVest II Partners. Falk and Priddy, by virtue of their status as managing members of ComVest II Partners (the managing member of ComVest) and as the principal members of ComVest and ComVest II Partners, may be deemed to have indirect beneficial ownership of the shares of common stock beneficially owned by ComVest. However, Falk and Priddy disclaim any beneficial ownership of such shares.
(3)	Includes 2,791,950 shares of our common stock issuable pursuant to warrants exercisable within 60 days of March 17, 2008 by Pequot Private Equity Fund IV, L.P. Pequot Capital Management, Inc. holds voting and investment power for all shares held by Pequot Private Equity Fund IV, L.P. (the “Fund”).
(4)	Includes 2,727,272 shares of our common stock issuable pursuant to warrants exercisable within 60 days of March 17, 2008 by LB I Group Inc. LB I Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc., a registered broker-dealer. Lehman Brothers Inc. is a wholly owned subsidiary of Lehman Brothers Holdings Inc., a public reporting company.
(5)	Includes shares held by affiliates of Davidson Kempner Capital Management LLC in the following amounts: 156,427 shares held by Davidson Kemper Partners, 281,041 shares held by Davidson Kemper Institutional Partners, L.P., 16,139 shares held by M.H. Davidson & Co., 536,030 shares held by Davidson Kemper International, Ltd., 8,070 shares held by Serena Limited, 1,243,870 shares held by Davidson Kempner Healthcare Fund LP, 1,793,136 shares held by Davidson Kempner Healthcare International Ltd. Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”), are the general partners of M.H. Davidson & Co. and MHD Management Co. (“MHD”), the general partner of Davidson Kempner Partners, the sole managing members of Davidson Kempner International Advisors, L.L.C. (“DKIA”), the investment manager of each of Davidson Kempner International, Ltd. and Serena Ltd., the sole stockholders of Davidson Kempner Advisors Inc. (“DKAI”), the general partner of Davidson Kempner Institutional Partners, L.P., the managing members of DK Group LLC (“DKG”), the general partner of Davidson Kempner Healthcare Fund LP, and the limited partners of DK Management Partners LP (“DKMP”), the investment manager of Davidson Kempner Healthcare International Ltd. Each of the Principals, MHD, DKIA, DKAI, DKG and DKMP disclaim all beneficial ownership as affiliates of a registered investment advisor, and, in any case, disclaim all beneficial ownership except as to the extent of their pecuniary interest in the shares.
(6)	Includes 1,454,545 shares of our common stock issuable pursuant to warrants exercisable within 60 days of March 17, 2008 by Siemens Venture Capital GMBH. Siemens Venture Capital GmbH, a company with limited liability organized under the laws of the Federal Republic of Germany, is a wholly owned subsidiary of Siemens Aktiengesellschaft, a public reporting stock corporation organized under the laws of the Federal Republic of Germany.
(7)	Includes 814,368 shares of common stock that Dr. Stylli has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 17, 2008.

(8)	Includes 142,368 shares of common stock held of record by trusts related to Dr. Cantor and beneficially owned by Dr. Cantor and 190,293 shares of common stock that Dr. Cantor has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 17, 2008.
(9)	Includes 6,690 shares of common stock that Mr. Sharp owns as of March 17, 2008. Mr. Sharp’s employment with the Company terminated in April 2007.
(10)	Includes 51,667 shares of common stock that Dr. Afting has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 17, 2008.
(11)	Includes 48,334 shares of common stock that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 17, 2008.
(12)	Includes 41,667 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 17, 2008.
(13)	Includes 60,887 shares of common stock that Mr. Hawran has the right to acquire from us upon the exercise of outstanding stock options within 60 days of March 17, 2008.
(14)	Includes 60,625 shares of common stock that Dr. Dragon has the right to acquire from us upon the exercise of outstanding stock options within 60 days of March 17, 2008.
(15)	Includes 28,619 shares of common stock that Mr. Owings has the right to acquire from us upon the exercise of outstanding stock options within 60 days of March 17, 2008.
(16)	Includes the 1,566,115 aggregate shares of common stock referred to in footnotes (7), (8), (9), (10), (11), (12), (13), (14) and (15) that such persons have the right to acquire from us upon the exercise of outstanding options and warrants within 60 days after March 17, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following discussion covers the compensation arrangements for our Named Executive Officers (“NEOs”) and directors and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information for our NEOs and directors. This discussion contains forward looking statements that are based upon our current executive compensation program, policies and methodologies. We may make changes in this program and these policies and methodologies in the future, and if made, we could have materially different compensation arrangements in the future.

Compensation Discussion and Analysis

Executive compensation philosophy

Our Compensation Committee establishes the executive compensation philosophy for our Company. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

•	Aligning our executive compensation with our business objectives;

•	Making payments or providing other incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

•	Attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a stable management team comprised of individuals with substantial industry experience; and

•	Aligning the financial interests of our executives with the long-term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program comprised of three primary elements: base pay, an annual bonus program and a long term incentive program which uses equity awards. Our change in control severance benefit plan and deferred compensation plan, in which each of our NEOs is eligible to participate, are also important elements of our executive compensation program.

In October 2007, our Compensation Committee approved a change in control severance benefit plan which provides three tiers of benefits for executive officers in the event that there is a change in control of our Company and an executive loses his or her job. This plan was created to replace our prior change in control severance benefit plan which expired in July 2007. All of the NEOs participate in the plan except for Mr. Sharp whose employment with us terminated in April 2007. Although Dr. Stylli has change in control provisions in his employment contract, such provisions have expired and are superseded by Dr. Stylli’s participation in the October 2007 change in control severance benefit plan. We believe that the change in control benefits under our plan are an important component of our overall executive compensation program because these benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future. These change in control benefits are discussed in more detail in the “Change in Control Arrangements” section below and in the “Post-Employment Payments” section and table below.

In April 2007, our Compensation Committee and our full Board of Directors approved a deferred compensation plan that allows eligible executives, including our NEOs, to defer receipt of their salary and/or annual performance bonuses, and allows directors to defer receipt of their retainer and meeting fees, into bookkeeping accounts until withdrawal at a future time selected by the participant with the associated tax consequences also being deferred until the time of withdrawal. This deferred compensation plan is also a key component of our executive compensation program because it provides additional tax and financial planning flexibility for eligible executives, including our NEOs, at low incremental cost to the Company. This plan is discussed further under the Nonqualified Deferred Compensation section below.

The Compensation Committee’s role in the executive compensation process

The Compensation Committee of our Board of Directors is comprised of three independent directors: Ronald M. Lindsay, Ph.D., Chairman of the Committee; Harry F. Hixson, Jr., Ph.D., and as of February 2008 Richard A. Lerner, M.D. Prior to Dr. Lerner joining the Committee, Ms. Kathleen M. Wiltsey served on the Committee from July 2007 through February 2008, and Patrick G. Enright served on the Committee prior to his resignation as a director in July 2007. The Committee has responsibilities delegated to it by our Board of Directors as set forth in the Charter of the Compensation Committee which may be found in the Corporate Governance section under Investors on our website at www.sequenom.com. Among its responsibilities, the Committee provides guidance with respect to the purpose and principles behind the company’s compensation decisions and overall compensation philosophy and objectives, and the Committee oversees our compensation policies, plans, and programs, and reviews and determines executive officer compensation.

Our Compensation Committee is actively involved in our executive compensation process. The Compensation Committee used the services of an external compensation consultant in 2007 to assist the Committee with its executive compensation determinations. The Committee met nine times during 2007. During these meetings the Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2007 our Chief Executive Officer, Vice President of Human Resources, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base pay, variable pay, and equity awards) are reviewed on an annual basis.

With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals for the Company each year. Our Compensation Committee considers input from the full Board of Directors, applies weighting to each goal in view of the overall importance of each goal to the Company and establishes incentive compensation parameters that reward performance goal achievement.

The components of our executive compensation program

Our executive compensation program consists of three main components: base pay; a cash and/or stock based annual incentive program (“annual bonus”); and stock options granted at fair market value to provide longer term incentives through appreciation in our stock. We also provide our executive officers, including NEOs, with the same package of employee benefits that are provided to all full time employees, including health insurance, group term life and disability insurance. From time to time, NEOs may receive additional perquisites, as discussed further below and referenced in the Summary Compensation Table.

We have selected each of the executive compensation components for the following reasons:

•

Taken as a whole, the components of the executive compensation program (base pay, annual bonus and equity grants) are comparable to the programs offered by other companies of our size in the life sciences industry; therefore, our program helps us attract new executive talent and retain, motivate, and reward the executives that we currently employ.

•

The annual bonus program rewards executives for the satisfaction of Company goals that are established by the full Board of Directors. Compensation under this program directly reflects the Company’s satisfaction of corporate objectives and reflects individual overall performance in the opinion of our Chief Executive Officer and the Compensation Committee members. Evaluation of individual overall performance for our Chief Executive Officer is performed solely by the Compensation Committee and in executive session deliberations without the Chief Executive Officer present. Payments under this program, partially paid in restricted stock for 2007, underscores our desire to have our executives focus their efforts on annual and longer-term company goals with an employment retention element, and to take actions that maximize stockholder value. Our Compensation Committee rewards executives only in the event of satisfactory Company and individual performance.

•

Stock option grants to purchase our common stock serve three purposes: first, they are a retention device, as the executive must continue employment with us to vest his or her options and to exercise the options to realize value; second, they align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company; and third they allow us to attract and recruit new executives.

How the amount of each component of compensation is determined

Base Pay

The Compensation Committee reviews the base salary of each NEO as well as other executives on an annual basis. It is the Compensation Committee’s intent to maintain base salary levels for executives at approximately the 50th percentile of the level of pay for executives with similar duties at similarly sized companies in the life sciences industry, but with flexibility to approach up to or about the 75th percentile as may be needed to recruit or retain certain key executives. The 50th percentile was chosen as a base salary target by the Compensation Committee in order to balance our needs to be able to recruit exceptionally talented executives and to be competitive in the market, with our need to preserve cash and limit expenditures in view of our limited financial resources.

During 2007 our Compensation Committee approved the engagement of an outside compensation consultant to assist the Compensation Committee with its compensation determinations for our executive officers, including the NEOs, and other employees. The consultant benchmarked our current executive salaries against three different market data sources: the Radford Biotechnology Compensation Report using a blend of data from companies with 50-149 employees and 150-500 employees; the Biotech Employee Development Coalition (BEDC) Survey for companies with 100-250 employees; and a peer group list of companies generated by the consultant including talent and technology competitors. The peer group companies included Illumina, Digene, Luminex, Cepheid, Genomic Health, Caliper Life Sciences, Cholestech, Monogram Biosciences, Iris International, Third Wave Technologies, Neogen, Harvard Bioscience, Zila, Nanogen, Heska, New Brunswick Scientific, and Gene Logic. A blend of the Radford Report data was used by our consultant because the size of our Company was at the boundaries of the respective upper and lower ends of the total number of employees in the stratified Radford Report data.

The consultant reported the benchmarking results to the Compensation Committee and our Chief Executive Officer. In consideration of the consultant’s benchmarking data, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for the NEOs (as well as other executives) except for himself. Only executives with at least six months of service were eligible for a base pay increase. Factors included in our Chief Executive Officer’s proposals to the Committee were the current NEO salaries compared against the 50th percentile data, a general industry historical norm of an average merit increase per year of four to five percent, and specific employee performance, goal achievement, and contribution to overall corporate goal achievement. In view of the data and input provided by the compensation consultant and the recommendations by our Chief Executive Officer (such recommendations only with respect to the Chief Executive Officer’s direct reports), the Committee focused on various factors, including individual and corporate performance, the competitive market for the particular position, levels of responsibility, prior experience, breadth of industry knowledge and the relative pay for the position in the marketplace (as evidenced by the data provided by the compensation consultant). Increases in base pay and differences in increases among the NEOs and other executives were related to individual performance, particular department performance, internal pay equity, and survey information. Amounts realized in a prior year from annual bonuses or equity awards were not a factor in determining current year base pay increases. The Committee then established the base pay for our NEOs including our Chief Executive Officer. When the Committee discussed or evaluated compensation for our Chief Executive Officer, the Compensation Committee met in executive session with the compensation consultant but without our Chief Executive Officer present.

In consideration of the factors described above, on average, the base pay approved by the Compensation Committee for all of the NEOs (except Mr. Sharp whose employment terminated in April 2007 and did not receive an increase in base salary during 2007) was in a range between the 50th and 60th percentile based on the market data provided by the consultant, and the percentage increase in base salary during 2007 for each NEO is as follows:

Dr. Stylli	5%
Mr. Hawran	0	% (employed for less than 6 months)
Dr. Cantor	5.2%
Dr. Dragon	4.2%
Mr. Owings	0	% (employed for less than 6 months)

Annual Bonus

At the beginning of 2007, our full Board of Directors, with input provided by our executive officers, established our Company goals for the year. The Compensation Committee then reviewed and considered a proposed Company-wide (including NEOs) bonus program in view of the Company goals, including proposed weighting of the various Company goals for annual bonus achievement.

The Company goals approved by the Compensation Committee for 2007 for purposes of annual bonus achievement included:

•	The completion of a round of corporate financing;

•	A stated increase in Company-wide revenue over 2006, as well as specific stated minimum revenues for MassARRAY system sales, contract research services sales, and consumables sales;

•	A stated maximum cash usage amount for the year;

•	A stated percentage improvement in gross margin;

•

New product launches including a) through a licensee launching a prenatal Rhesus D test on an RT-PCR platform; b) transferring gender and Rhesus D tests for use on our MassARRAY platform to commercial partners; c) a new liquid handling nanodispenser for the MassARRAY system; and d) a novel sequencing product and application for use with our MassARRAY system platform;

•	Entry into a strategic partnership agreement with short-term significant commercial opportunity at a stated annual revenue amount; and

•

Specified research and development initiatives directed to a) proof of concept for specified intermediate technical steps, including fetal DNA enrichment, related to developing commercially viable tests for quantitative genomic tests for our prenatal diagnostics initiatives including Down syndrome; and b) alpha testing a new high multiplex genotyping solution.

The goals were stretch goals set above expectations, and challenging to meet, particularly for the financial performance goals as compared to 2006, and particularly for the product launch and research and development goals in view of the Company’s available manpower resources and the technical hurdles to be overcome. Approximately 50% of the weighting was applied to the financial goals, particularly revenues, and approximately 50% of the weighting was applied to new product launches and the research and development initiatives, particularly for prenatal diagnostics. Although our Board of Directors and our Compensation Committee have the discretion to make adjustments to our Company goals during the year, they generally believe that once our Company goals are established, they should not be changed. Two of the Company goals were adjusted during 2006. The product launch of a novel sequencing product and application for use with our MassARRAY platform was deferred in place of the launch of a new version of Typer operating software for running various applications on the MassARRAY platform. This adjustment was driven by customer feedback and the need for an expedited solution. Also, a research and development initiative for fetal DNA enrichment for quantitative genomic tests was substituted and superseded by an alternative and potentially preferable technical approach, for certain tests, using RNA. This adjustment was driven by new experimental data.

We maintain target levels for annual bonus awards. Target levels for an annual bonus award for Dr. Stylli, Mr. Hawran, Dr. Dragon, and Mr. Owings are established in their respective written agreements. Our external compensation consultant reported benchmarking survey market data (see the sources above under base pay) to the Compensation Committee for target annual bonuses as a percent of annual base salary for the NEOs and other executives. Our Chief Executive Officer provides input to the Committee on recommended target annual bonuses for the NEOs who report to him. In determining target levels, the Committee considers the benchmarking information provided by the consultant, the input from our Chief Executive Officer, the target levels set forth in the Company’s written agreements with the NEOs, the experience of the particular NEO, the NEO’s authority and responsibility, the value of the particular NEO to our Company as a whole and to our Company’s key business initiatives, and the Committee then establishes appropriate target levels. The 50th percentile was chosen by the Committee as a maximum annual bonus target in order to balance our needs to be able to recruit exceptionally talented executives and to be competitive in the market, with our need to preserve cash and limit expenditures in view of our limited financial resources. The target annual bonuses for all of the NEOs are either at or below the 50th percentile market data and were not increased following external consultant review compared to the targets for 2006. This is reflective of the Committee’s recognition of the Company’s financial position and desire to emphasize cash management and to instead target a higher market percentile for equity awards.

If the established Company goals are attained, our Compensation Committee determines whether our Chief Executive Officer, our other NEOs and our other executive officers have each individually performed satisfactorily to warrant a bonus payment for the year. Our Chief Executive Officer proposes to the Compensation Committee individual annual bonus awards for the NEOs who report to him, as well as our other executives. He considers factors such as level of commitment, judgment, leadership, consistency, individual achievements during the year and other demonstrative factors. Our Compensation Committee solely determines our Chief Executive Officer’s annual bonus. Our Chief Executive Officer’s annual bonus is primarily determined based upon achievement of overall corporate goals.

For 2007, the Compensation Committee determined that 80% of our Company goals were satisfied, with most but not all of the financial, product launch, and research and development goals being met, and that overall executive performance warranted bonuses at 80% of the target bonus amount had all of the Company goals been satisfied, subject to further adjustment for individual performance considerations, and subject to reduction on a prorata basis for NEOs hired during 2007 and employed for less than the full year 2007. The Committee considered input from our Chief Executive Officer with respect to individual performance considerations for the NEOs that reported to him, considered the individual performance of our Chief Executive Officer, and authorized payment of annual bonuses to our employees including the NEOs. Mr. Sharp’s employment terminated in April 2007 and he was not awarded a bonus for 2007. The following is a summary of the annual target bonus and the actual bonus paid, stated as a percentage of base pay, granted to each NEO:

	Target Bonus (% of base salary)	Actual Bonus Paid After Adjustments (% of base salary)
Dr. Stylli	50%	40%
Mr. Hawran*	30%	18%
Dr. Cantor	25%	20%
Dr. Dragon	25%	16%
Mr. Owings*	25%	18.8%

*	Actual bonus amount paid was prorated based on employment start date.

For 2007, our Compensation Committee authorized the bonus awards for NEOs to be allocated between cash and restricted stock or restricted stock units (RSUs) (with a one year cliff vesting period for restricted stock and a 13 month vesting period for RSUs) in the following proportions: Chief Executive Officer—50% cash and 50% restricted stock units; all other NEOs—60% cash and 40% restricted stock or restricted stock units. The Compensation Committee decided to pay part of the annual bonus in restricted stock or RSUs to preserve some of the Company’s cash and for the inherent retention value of restricted stock and RSUs due to their vesting provision. The Committee chose to award RSUs instead of restricted stock to those NEOs that were participating in the Company’s deferred compensation plan. The restricted stock or RSU portion of the bonus was awarded in January 2008, and the cash portion of the bonus was paid in February 2008. The annual bonus payments to Mr. Hawran and Mr. Owings were pro-rated because they began employment with the Company in April and January 2008 respectively. Amounts realized in a prior year from annual bonuses or equity awards are not a factor in determining current year bonus targets. We have not yet adopted a policy regarding the repayment of annual bonus amounts by the NEOs in the event that a restatement of our financial statements adversely impacts us or a performance measure upon which an annual bonus payment is based is adjusted in a manner that would have reduced the size of the bonus award, however the Compensation Committee has the discretion to consider such a policy.

Equity Grants

Other than awards of restricted stock or RSUs as part of the annual bonus awards (as discussed in the Annual Bonus section above which were awarded in January 2008), and other than Dr. Stylli’s RSU award granted in October 2007, our equity grants during 2007 were in the form of Incentive Stock Options (ISOs), which are designed to qualify under Internal Revenue Code Section 422, and to the extent that those grants exceed the ISO limitations, non-qualified stock options were granted. All of the options granted in 2007 were valued at fair market value as of the date of grant. The stock option grants to all NEOs, except to Mr. Owings, vest on a monthly basis over four years; Mr. Owings’ grant was part of his offer and acceptance of employment, and vests 25% after one year from the grant date (his employment start date) and the remaining 75% vests on a monthly basis after that time for the next 36 months. In connection with and in acknowledgement of Dr. Stylli’s performance beginning with the Company’s financing and recapitalization that occurred in June 2006 and continued performance through mid 2007, in October 2007 the Compensation Committee granted Dr. Stylli a RSU award of 50,000 shares, initially unvested with 13/48 of the shares vesting 13 months after the grant date and the remaining balance of shares vesting in a series of 35 successive equal monthly installments, and a stock option award for the purchase of 125,000 shares of common stock, vesting monthly over 48 months. In October 2007, the Compensation Committee also determined that, in its sole discretion, it would consider in mid-2008 similar equity awards for Dr. Stylli following review of his performance for the remainder of 2007 and through mid-2008.

The external compensation consultant reported to the Compensation Committee benchmarking survey market data (see the sources above under base pay) for annual stock option grants for the NEOs and other executives. The Chief Executive Officer provided input to the Committee on recommended annual stock option grants for the NEOs who reported to him. The Committee considered the information from the consultant and from our Chief Executive Officer, and stock option grants to the NEOs and other executives were established and approved by our Compensation Committee. The stock option grant awards are determined by the industry data as described above, the value of the particular NEO to our Company as a whole and to our Company’s key business initiatives, the individual performance of the individual and the individual’s contribution to Company goals. The 50th to 75th percentile range was chosen by the Compensation Committee as a desirable target range (prior to adjustment for performance considerations) for stock option grants. The Committee believes that a higher benchmark target range (50th to 75th percentile) for stock option grants as compared to the target of 50th percentile for base salary and annual bonus is an extra incentive, without using the Company’s cash, for retention and to increase alignment of the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company. On average, the Committee established and approved equity grants that were at the mid to low end of the target range. The Compensation Committee reviewed and approved the proposed grants for the NEOs and also approved a grant for our Chief Executive Officer. Amounts realized in a prior year from annual bonuses or equity awards are not a factor in determining current year equity awards.

We do not time the granting of our options with any favorable or unfavorable news relating to the Company. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

We do not currently maintain stock ownership guidelines for NEOs, other executives, or Board members. We do maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock, and although currently we do not prohibit the use of hedging instruments, we require that such individuals inform us of their use and we reserve the right to restrict or prohibit such use. During 2007, the use of a hedging instrument was not reported to us. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Other Compensation

Dr. Stylli, our Chief Executive Officer receives an additional term life and disability insurance benefit as provided under his employment agreement, and Dr. Stylli, Mr. Hawran and Dr. Cantor each receive an additional medical expense reimbursement benefit. Mr. Owings received a relocation expense reimbursement benefit and related tax gross-up benefit in connection with his hiring in 2007. All of the NEOs receive life and disability insurance benefits under the programs that are available to all employees. The additional compensation discussed under this section is shown in column I of the Summary Compensation Table.

Change in Control Severance Benefit Plan

In October 2007, the Compensation Committee approved the Change in Control Severance Benefit Plan (the “Change in Control Plan”) to provide severance benefits to designated officers, including all of the NEOs except for Mr. Sharp whose employment terminated in April, 2007, following termination of employment in connection with a change in control transaction. The Change in Control Plan supersedes our prior Change in Control Severance Benefit Plan which expired in July 2007 and supersedes any similar plan, policy, or practice applicable to any participant.

We adopted our Change in Control Plan in order to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the company. The Change in Control Plan also allows us to provide a standard set of severance benefits to new and existing employees and avoids negotiation of “one-off” arrangements with individual executive officers or employees. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the company without undue concern over whether the transactions may jeopardize their own employment. It is also important to note that the enhanced change in control benefits under our Change in Control Plan are subject to a “double trigger,” which means that an executive officer will only receive severance benefits if there is a change in control as well as a loss of his or her employment. This differs from a “single trigger” program that would provide severance benefits immediately upon a change in control. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment.

The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration and health insurance and other benefits. The Plan was created and the benefits determined in consultation with the external compensation consultant based on peer group benchmarking, and with input from our Chief Executive Officer. Each participant is assigned by the

Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant was determined by the Compensation Committee with input from our Chief Executive Officer and input from the external compensation consultant. The Committee’s philosophy in establishing the three tiers of benefits was to provide change in control benefits to a broader group of executives than might be typical but to reduce the total amount of benefits payable under the plan, if triggered, by reducing the benefits incrementally for tier two and tier three participants and by designating a greater number of participants to tier three and tier two status. Benefits and payments under the Plan are discussed in the “Post-Employment Payments” section below.

Policy Regarding Tax Deductibility of Executive Compensation

We do not currently have a policy regarding the limitation of executive pay to amounts that would be deductible under Internal Revenue Code Section 162(m). However, we believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Internal Revenue Code Section 162(m). Section 162(m) of the Code generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit.

We have taken steps to ensure that payments to executive officers under equity compensation programs meet the Section 162(m) requirements, where feasible. The Compensation Committee retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Stock options and other equity awards granted under our 2006 Equity Incentive Plan meet the requirement of Section 162(m). Executive pay at Sequenom has historically met the annual compensation limit of Section 162(m), and our CEO’s compensation was within the $1 million limit in 2007.

Deferred Compensation Plan

In April 2007, the Compensation Committee recommended to our Board of Directors and our Board of Directors approved a Deferred Compensation Plan that will allow eligible executives, including our NEOs, to defer receipt of their salary and cash bonus, and directors to defer their cash retainer and meeting fees, into bookkeeping accounts that permit the participants to select from a range of phantom investment alternatives that mirror the gains and losses of several different investment alternatives, including our common stock. Under the terms of the plan, participants will be permitted to defer up to 100% of their annual salary, bonus or director fees until a specified date, termination of service or a specified year following termination of service, as elected by the participant at the time of deferral. Additionally, under the terms of the plan, participants will be permitted to defer restricted stock unit awards granted under our equity incentive plan. We are not required to make any contributions to the plan. We funded the expenses incurred in creating the plan and fund the expenses for administering the plan. Participants have our unsecured contractual commitment to pay the amount due under the plan, which remains subject to the claims of our general creditors.

Employment Agreements

Although it is not our policy or routine practice to enter into written employment agreements with executive officers, employment agreements or countersigned written offer letters are used from time to time on a case by case basis, to attract and/or to retain executives. We currently maintain written employment agreements with two of our NEOs, Harry Stylli, Ph.D., President and Chief Executive Officer, and Charles Cantor, Ph.D., Chief Scientific Officer, and we maintain countersigned written offer letters for Paul Hawran, Chief Financial Officer, Elizabeth Dragon, Ph.D., Senior Vice President Research and Development, and Steve Owings, Vice President Commercial Development, Prenatal Diagnostics.

Summary Compensation Table

The following table provides information regarding the compensation earned by our NEOs during the fiscal year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)		All Other Compensation ($)		Total ($)
Harry Stylli, Ph.D. Chief Executive Officer	2007	430,500	552,000	(6)	914,994	176,400	(7)	15,967	(12)	2,089,861

John Sharp (1) Former Principal Financial Officer	2007	55,456	0		27,851	0		13,226	(13)	96,533

Paul Hawran (2) Chief Financial Officer	2007	225,000	0		174,340	54,247	(8)	46,888	(14)	500,475

Charles Cantor, Ph.D. Chief Scientific Officer	2007	308,160	0		84,547	62,400	(9)	6,858	(15)	461,965

Elizabeth Dragon, Ph.D. Senior Vice President, R & D	2007	270,967	0		75,917	44,001	(10)	1,904	(16)	392,789

Steve Owings (3) Vice President – Commercial Development Prenatal Diagnostics	2007	213,173	0		104,679	33,830	(11)	89,789	(17)	441,471

(1)	Mr. Sharp terminated his employment effective April 17, 2007.
(2)	Mr. Hawran’s employment began April 1, 2007.
(3)	Mr. Owings’ employment began January 22, 2007.
(4)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), without consideration of forfeitures. The method and assumptions used to calculate the value of the stock option awards are discussed in note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 17, 2008.
(5)	Represents total value of bonus awards, comprising a combination of cash awards and restricted stock or restricted stock unit grants for each individual, awarded in February 2008 for fiscal year 2007 performance, and as discussed under the Compensation Discussion and Analysis section above.
(6)	Represents 50,000 common shares of restricted stock units granted to Dr. Stylli at a fair market value of $11.04 per share on the date of grant.
(7)	Dr. Stylli received an $82,000 cash payment and 10,808 shares of restricted stock units having a fair market value of $8.16 per share on the date of grant.
(8)	Mr. Hawran received a $32,548 cash payment and 2,659 shares of restricted stock units having a fair market value of $8.16 per share on the date of grant.
(9)	Dr. Cantor received a $37,440 cash payment and 3,058 shares of restricted stock units having a fair market value of $8.16 per share on the date of grant.
(10)	Dr. Dragon received a $26,401 cash payment and 2,156 shares of restricted stock having a fair market value of $8.16 per share on the date of grant.
(11)	Mr. Owings received a $20,298 cash payment and 1,658 shares of restricted stock having a fair market value of $8.16 per share on the date of grant.
(12)	Medical Expense Reimbursement, Life, and Disability Insurance.
(13)	Payment for unused vacation days upon employment severance, Life and Disability Insurance.

(14)	Consulting fees prior to employment date, Medical Expense Reimbursement, Life, and Disability Insurance.
(15)	Medical Expense Reimbursement, Life and Disability Insurance.
(16)	Life and Disability Insurance.
(17)	Relocation Expense Reimbursement and related tax gross-up, and Life and Disability Insurance.

Employment Agreements

We maintain employment agreements with two of our NEOs, Dr. Stylli, and Dr. Cantor and we maintain counter-signed offer letter agreements with Mr. Hawran, Dr. Dragon, and Mr. Owings. The following is a summary of the key terms of those agreements:

Dr. Stylli’s Agreement

In May 2005, we entered into an employment agreement with Dr. Stylli that provided for the employment of Dr. Stylli on an at-will basis commencing June 6, 2005. Pursuant to his employment agreement, Dr. Stylli is eligible for an annual performance bonus of up to 50% of his annual base salary. Dr. Stylli’s employment agreement also provides for the grant of an inducement stock option to purchase 333,333 shares of our common stock at an exercise price of $3.30 per share, the fair market value of our common stock on his start date. These stock options are governed by our 1999 Stock Incentive Plan. The agreement also provided for a contingent stock option award. This stock option award to purchase an aggregate of 759,891 shares of our common stock was granted upon the closing of our private placement financing in June 2006 at an exercise price equal to the fair market value of our common stock on the closing date. These stock options are governed by our 2006 Equity Incentive Plan. Both stock option awards have a 10-year term, with the shares subject to each grant vesting in 48 equal monthly installments so long as Dr. Stylli continues to be our employee. Pursuant to his agreement, Dr. Stylli is eligible to participate in our employee benefits programs.

Dr. Stylli’s employment agreement also provides for term life insurance coverage of $1 million and disability insurance providing long-term coverage of $20,000 per month, provided that the additional annual cost for such term life and disability insurance does not exceed $15,000. Dr. Stylli is entitled to certain payments in the event of the termination of his employment with us under certain circumstances; these payments are discussed in more detail in the “Post-Employment Payments” section below. Dr. Stylli’s employment agreement contains change in control provisions that are no longer in effect and have been superseded by Dr. Stylli’s participation in the Change in Control Plan, also discussed in the “Post Employment Payments” section below.

Mr. Hawran’s Agreement

On February 14, 2007, we and Mr. Hawran entered into a letter agreement pursuant to which Mr. Hawran served as a consultant to us from February 15, 2007 through March 31, 2007 and continues to serve as Chief Financial Officer on an at-will basis commencing April 1, 2007. Under the agreement Mr. Hawran received a consulting fee of $25,000 per month and was granted pursuant to our 2006 Equity Incentive Plan two stock options, each with an exercise price equal to $4.66 per share, the fair market value of our common stock on February 15, 2007. The first is an option to purchase 135,000 shares of our common stock, vesting over four years, 25% on February 15, 2008 and the balance in 36 equal monthly installments thereafter. The second is an option to purchase 25,000 shares our common stock, exercisable on the achievement of specific performance milestones.

As our Chief Financial Officer, under the agreement Mr. Hawran will be eligible for an annual cash bonus of up to 30% of his annual base salary, subject to the achievement of significant measurable goals that are subject to approval and modification by the compensation committee of our board of directors. Mr. Hawran also receives other benefits generally provided to our executive employees.

Dr. Cantor’s Agreement

Effective September 15, 2005, Dr. Cantor’s amended employment agreement provides for employment on an at-will basis. Dr. Cantor is entitled to certain payments in the event of the termination of his employment with us; these payments are discussed in more detail in the “Post-Employment Payments” section below. Dr. Cantor’s employment agreement also provides that all of Dr. Cantor’s stock options will become fully vested if and upon a majority of the outstanding shares of our common stock or all or substantially all of our assets are acquired by another business or by an individual, however such provision has been superseded by Dr. Cantor’s participation in the Change in Control Plan, also discussed in the “Post-Employment Payments” section below.

Dr. Dragon’s Agreement

In April 2006 we entered into a letter agreement with Dr. Dragon which provided for the employment of Dr. Dragon as Senior Vice President of Research and Development on an at-will basis commencing on May 15, 2006, with eligibility for an annual performance bonus of up to 25% of her annual base salary. Dr. Dragon’s agreement also provided for relocation assistance of up to a maximum of $70,000. The relocation assistance payment is subject to repayment to us by Dr. Dragon on a prorata basis in the event that she resigns prior to serving at least 24 months. Under the agreement Dr. Dragon was also granted, pursuant to our 1999 Stock Incentive Plan, a stock option to purchase 91,666 shares of our common stock at an exercise price equal to $1.83 per share, the fair market value of our common stock on her start date, May 15, 2006. The stock option vests over four years, 25% on May 15, 2007 and the balance in 36 equal monthly installments thereafter, and has a 10-year term, with vesting occurring so long as Dr. Dragon continues to be our employee. Pursuant to the agreement, Dr. Dragon is eligible to participate in our employee benefits programs.

Mr. Owings’ Agreement

In December 2006 we entered into a letter agreement with Mr. Owings, amended in January 2007, which provided for the employment of Mr. Owings on an at-will basis commencing in January 2007 with eligibility for an annual performance bonus of up to 25% of his annual base salary. Mr. Owings’ agreement also provided for a sign-on bonus of $10,000 and relocation assistance of up to a maximum of $80,000, including tax gross up for up to $30,000 of the relocation assistance. The sign-on bonus and relocation assistance payments are subject to repayment to us by Mr. Owings on a prorata basis in the event that he resigns or is terminated for cause prior to serving at least 12 months with respect to the sign-on bonus, and prior to serving at least 24 months with respect to the relocation assistance. Under the agreement Mr. Owings was also granted, pursuant to our 2006 Equity Incentive Plan, three stock options, each with an exercise price equal to $4.33 per share, the fair market value of our common stock on his start date, January 22, 2007. The first is an option to purchase 75,000 shares of our common stock, vesting over four years, 25% on January 22, 2008 and the balance in 36 equal monthly installments thereafter. The second is an option to purchase 7,500 shares of our common stock, exercisable on the achievement of a specific performance milestone related to 2007 prenatal test sales revenue, with 50% vesting upon completion of the milestone and 50% vesting in December 2008. The third is an option to purchase 17,500 shares of our common stock, exercisable on the achievement of a specific performance milestone related to 2008 prenatal test sales revenue with 50% vesting upon completion of the milestone and 50% vesting in December 2009. The stock option awards have a 10-year term, with vesting occurring so long as Mr. Owings continues to be our employee. Pursuant to the agreement, Mr. Owings is eligible to participate in our employee benefits programs.

Post-Employment Payments

We currently provide post-employment payments to our NEOs in certain limited circumstances. Post-employment payments to our Chief Executive Officer, Dr. Stylli, and our Chief Scientific Officer, Dr. Cantor, under circumstances unrelated to a change in control are provided entirely through their respective employment agreements. Mr. Hawran, our Chief Financial Officer, Dr. Dragon, our Senior Vice President of Research and Development, and Mr. Owings, our Vice-President of Commercial Development Prenatal Diagnostics, do not have agreements providing for post-employment payment under circumstances unrelated to a change in control. Mr. Sharp, our former Principal Financial Officer, did not have an employment agreement and did not receive any post-employment payment in connection with his departure in April 2007. Payments to all of the NEOs that are made in connection with a change in control are made entirely through their participation in the Change in Control Plan.

Post-Employment Payment Discussion

All of the agreements referenced above have the following common elements:

•	No payments are made if there is a termination for cause.

•	No payments are made as a result of retirement, death or disability.

•

For Dr. Stylli and Dr. Cantor, the total of any payments that would be subject to the ‘golden parachute excise tax’ under Internal Revenue Code Section 280G are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the executive receives a net after-tax payment if the excise tax is assessed).

Payments under employment agreements that are not related to a change in control:

Dr. Stylli. If Dr. Stylli’s employment is terminated (i) without cause (as defined in his employment agreement) by us at any time or (ii) for good reason (as defined in his employment agreement) by Dr. Stylli, then Dr. Stylli is entitled to (1) base salary continuation for 12 months following the date of termination; (2) payments equal to 50% of his then current bonus eligibility amount, paid in equal monthly installments during the 12-month period he is entitled to base salary continuation; (3) continued health benefits for 12 months following the date of termination or until an earlier date that Dr. Stylli obtains new employment that provides comparable benefits; and (4) accelerated vesting of all stock options and other equity awards issued by us for a period of 12 months following the date of his termination.

Dr. Cantor. Payments are only made in the event of a termination without cause. If Dr. Cantor’s employment is terminated by us without cause (as defined in his employment agreement), then Dr. Cantor is entitled to receive severance benefits from us in the form of continuation of his base salary then in effect in periodic payments, and reimbursement of health insurance premiums for he and his family, to the same extent we provided during his employment by us, for a period commencing on the effective date of his termination and ending on the earlier of his commencement of employment with another employer or six months following the date of his termination. Dr. Cantor will be available to provide consulting services to us for up to ten hours per month during the period he is receiving severance benefits from us.

Payments under employment contracts that are related to a change in control:

None of the NEOs receive payments under their employment or letter agreements in connection with a change in control. To the extent that Dr. Stylli and Dr. Cantor have such provisions in their employment agreements, such provisions have been superseded by their participation in the Change in Control Plan.

Payments under the Change in Control Plan:

In October 2007, the Compensation Committee approved the Change in Control Severance Benefit Plan (the “Change in Control Plan”) to provide severance benefits to designated officers, including all of the NEOs except for Mr. Sharp whose employment terminated in April 2007, following termination of employment in connection with a change in control transaction. The Change in Control Plan supersedes our prior Change in Control Severance Benefit Plan whose benefits expired in July 2007 and supersedes any similar plan, policy, or practice applicable to any participant.

The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participants assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers.

Tier I. So far, only Dr. Stylli has been assigned to Tier I. As a Tier I participant, Dr. Stylli is entitled to receive salary continuation payments in an amount equal to his base salary payable for 24 months following termination, subject to a reduction during the last six months of such period for any salary he receives from other full-time employment during the 24 months following termination. Dr. Stylli is also entitled to receive a single lump-sum payment equal to 1.5 times his target bonus amount and all unvested equity awards held by him will vest immediately upon termination. We will also pay premiums for continuation of health plan coverage for 18 months following termination.

Tier II. Mr. Hawran, Dr. Cantor, and Dr. Dragon have been assigned to Tier II. Participants who have been assigned to Tier II are entitled to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination. Tier II participants are entitled to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that utilize time-based vesting will immediately vest as to the next 24 months of vesting installments upon termination. We will also pay premiums for continuation of health plan coverage for 12 months following termination.

Tier III. Mr. Owings has been assigned to Tier III. Participants who have been assigned to Tier III are entitled to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination. Tier III participants are entitled to have all equity awards that utilize time-based vesting will immediately vest as to the next 12 months of vesting installments upon termination. We will also pay premiums for continuation of health plan coverage for 12 months following termination.

Potential Post-Employment Payments

The table below sets forth potential payments to our NEOs upon termination of employment or upon termination of employment in connection with a change in control. The table reflects amounts payable to our NEOs assuming their employment was terminated on December 31, 2007. The value of equity awards was determined using the intrinsic value (market value less exercise price) of unvested equity awards as of December 31, 2007 that would become vested as a result of such termination. The market value of our common stock used for such calculations was the closing price of our common stock on December 31, 2007 of $9.55 per share.

Name	Upon termination without Cause (1)	Upon Termination under Specified Circumstance Following a Change in Control (2)
Harry Stylli, Ph.D. Principal Executive Officer	$3,683,587	$8,522,556

Paul Hawran Chief Financial Officer	0	$755,363

Charles Cantor, Ph.D. Chief Scientific Officer	$156,000	$547,792

Elizabeth Dragon, Ph.D. Senior Vice President, R & D	0	$530,565

Steve Owings Vice President Commercial Development Prenatal Diagnostics	0	$330,109

(1)	Also includes, solely in the case of Dr. Stylli, his resignation for “good reason” pursuant to his employment agreement. Amounts include severance payments, any bonus amounts payable (solely in the case of Dr. Stylli), the value of any incremental benefits and the intrinsic value of equity awards that would become vested as a result of such termination. In the case of Dr. Cantor, the amount assumes that he did not secure new employment until all severance payments are made under his employment agreement. Severance amounts and benefits would be paid on a monthly basis over 12 months for Dr. Stylli and over 6 months for Dr. Cantor.
(2)	In the case of Dr. Stylli, the amount assumes that Dr. Stylli does not receive salary from other full-time employment during the 24 months following termination.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the NEOs.

Name	Grant Date	Approval Date (1)	All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards (S/sh)		Grant Date Fair Value of Stock and Option Awards ($)
Harry Stylli, Ph.D. Chief Executive Officer	1/18/07	1/18/07	163,718		$4.60	(2)	$568,969
	1/18/07	1/18/07	3,483		$4.60	(3)	$12,104
	1/18/07	1/18/07	22,807	(6)	$4.60		$79,261
	10/18/07	10/18/07	117,395		$11.04	(2)	$958,741
	10/18/07	10/18/07	7,605		$11.04	(3)	$62,109
	10/18/07	10/18/07	50,000	(8)	$11.04		$408,340

John Sharp Former Principal Financial Officer	1/18/07	1/18/07	3,219	(6)(7)	$4.60		$11,187

Paul Hawran Chief Financial Officer	2/15/07	2/15/07	135,000		$4.66	(3)	$474,876
	2/15/07	2/15/07	25,000		$4.66	(3)	$87,940

Charles Cantor, Ph.D. Chief Scientific Officer	1/18/07	1/18/07	6,444	(6)	$4.60		$22,395
	7/10/07	7/10/07	5,238		$4.93	(2)	$19,262
	7/10/07	7/10/07	54,762		$4.93	(3)	$201,381

Elizabeth Dragon, Ph.D. Senior Vice President, R & D	1/18/07	1/18/07	2,891	(6)	$4.60		$10,047
	7/10/07	7/10/07	6,446		$4.93	(2)	$23,705
	7/10/07	7/10/07	53,554		$4.93	(3)	$196,939

Steve Owings Vice President, Commercial Development Prenatal Diagnostics	1/22/07	1/22/07	12,844		$4.33	(4)	$41,981
	1/22/07	1/22/07	62,156		$4.33	(5)	$203,157
	1/22/07	1/22/07	7,500		$4.33	(4)	$24,514
	1/22/07	1/22/07	13,156		$4.33	(4)	$43,000
	1/22/07	1/22/07	4,344		$4.33	(5)	$14,198

(1)	This column reflects the date that the Board of Directors or the Compensation Committee took, as applicable, action to approve the stock option grant.
(2)	Non-qualified stock option granted under 2006 Equity Incentive Plan.
(3)	Incentive stock option granted under 2006 Equity Incentive Plan.
(4)	New hire grant, non-qualified stock option granted under 2006 Equity Incentive Plan.
(5)	New hire grant, incentive stock option granted under 2006 Equity Incentive Plan.
(6)	Restricted common stock grant, granted under 2006 Equity Incentive Plan, vests one year from date of grant.
(7)	Mr. Sharp’s employment terminated in April 2007 and the restricted common stock grant terminated unvested.
(8)	Restricted common stock unit grant, granted under 2006 Equity Incentive Plan, vests 13/48 thirteen months after the date of grant and the remainder vests equally over the following 35 months.

Outstanding Equity Awards at December 31, 2007

The following table sets forth certain information regarding outstanding equity awards for the NEOs for the fiscal year ended December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Harry Stylli, Ph.D. Chief Executive Officer	5,208		112,187	(1)	$11.04	10/18/2017	22,807	(2)	$217,807
	0		7,605		$11.04	10/18/2017	50,000	(3)	$477,500
	38,317		125,401	(1)	$4.60	1/18/2017
	0		3,483	(1)	$4.60	1/18/2017
	107,659	(1)	196,319	(1)	$1.72	7/10/2016
	284,959	(1)	421,457	(1)	$1.87	6/6/2016
	0		53,475		$1.87	6/6/2016
	147,728	(1)	64,393	(1)	$3.30	6/6/2015
	60,606		60,606		$3.30	6/6/2015
John Sharp Former Principal Financial Officer	0		0		—	—	0		0

Paul Hawran Chief Financial Officer	0		135,000	(1)	$4.66	2/15/2017	0		0
	0		10,000	(1)	$4.66	2/15/2017
	0		5,000	(1)	$4.66	2/15/2017
	0		10,000	(1)	$4.66	2/15/2017
	13,334	(1)	26,666	(1)	$2.08	8/21/2016
Charles Cantor, Ph.D. Chief Scientific Officer	0		5,238	(1)	$4.93	7/10/2017	6,444	(2)	$61,540
	6,250		48,512		$4.93	7/10/2017
	10,415	(1)	0		$1.87	6/6/2016
	20,835		52,083		$1.87	6/6/2016
	17,755	(1)	0		$8.76	10/24/2013
	45,578		0		$8.76	10/24/2013
	33,333	(1)	0		$10.59	6/28/2012
	6,666	(1)	0		$14.67	5/31/2012
	15,000	(1)	0		$14.67	5/31/2012
	16,666	(1)	0		$14.67	5/31/2012
Elizabeth Dragon, Ph.D. Senior Vice President, R & D	0		6,446	(1)	$4.93	7/10/2017	2,891	(2)	$27,609
	6,250		47,304		$4.93	7/10/2017
	36,285		55,381		$1.83	5/15/2016
Steve Owings Vice President, Commercial Development Prenatal Diagnostics	0		62,156		$4.33	1/22/2017	0		0
	0		12,844	(1)	$4.33	1/22/2017
	0		7,500	(1)	$4.33	1/22/2017
	0		4,344		$4.33	1/22/2017
	0		13,156	(1)	$4.33	1/22/2017

(1)	Non-qualified options.
(2)	Restricted common stock grant vested on January 18, 2008, one year from the date of grant.
(3)	Restricted common stock units granted on October 18, 2007, vesting over four years with 13/48th vesting 13 months after the grant date, then equal monthly installments thereafter.

Option Exercises and Stock Vested

None of the NEOs exercised any stock options and none of their restricted stock or restricted stock unit awards vested during the fiscal year ended December 31, 2007.

Option Repricings

We have not engaged in any option repricings or other modifications to any of our outstanding equity awards during the year ended December 31, 2007.

Pension Benefits

We do not have or sponsor any pension plans.

Nonqualified Deferred Compensation

The following table sets forth certain information for 2007 regarding the NEOs and our nonqualified deferred compensation plan.

Name	Executive Contributions in 2007 ($)		Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Harry Stylli, Ph.D., Chief Executive Officer	552,000	(1)	0	(74,500)	0	477,500

(1)	This amount is also reported in the Stock Awards column of the Summary Compensation Table.

During 2007, none of our NEOs except for Dr. Stylli participated in and had account balances in our Deferred Compensation Plan (the “Plan”). Dr. Stylli contributed to the Plan RSUs covering 50,000 shares of common stock granted at a fair market value of $11.04 per share. At December 31, 2007 the fair market value of our common stock was $9.55 per share, and the RSUs were 100% unvested.

On April 18, 2007, our Board of Directors approved the Plan. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be an unfunded “top hat” plan which is maintained primarily to provide deferred compensation benefits for our directors and a select group of our “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to therefore be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is intended to help build a supplemental source of savings and retirement income through pre-tax deferrals of eligible compensation, which may include cash director fees, base salary, cash bonus awards, stock unit awards, discretionary cash awards and any other payments designated by the Plan committee as eligible for deferral under the Plan from time to time.

Unless otherwise determined by the Plan committee, directors and employees at the vice president level or above, including our executive officers, who are notified regarding their eligibility to participate and deliver the Plan enrollment materials are eligible to participate in the Plan (“Participants”). Under the Plan, we will provide Participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation. Elective deferrals of cash compensation are withheld from a Participant’s paycheck and credited to a bookkeeping account established in the name of the Participant. The Participant is always 100%

vested in his or her own elective cash deferrals and any earnings thereon. Elective deferrals of stock unit awards are credited to a bookkeeping account established in the name of the Participant with respect to an equivalent number of shares of our common stock, and such credited shares are subject to the same vesting conditions as are applicable to the stock unit award. We may also make discretionary contributions to Participants’ accounts in the future although we do not currently do so. Any discretionary contributions made by us in the future will be subject to such vesting arrangements as we may determine.

Amounts contributed to a Participant’s account through elective deferrals of cash compensation or through our discretionary contributions are generally not subject to income tax, and we do not receive a deduction, until they are distributed pursuant to the Plan. However, cash deferrals are subject to the Federal Insurance Contributions Act tax imposed under Section 3101 and 3121(v)(2) of the Code at the time of deferral (the “FICA tax”). Deferrals of stock unit awards are subject to the FICA tax at the time the stock unit awards vest, but are not subject to income tax, and we do not receive a deduction, until shares of our common stock are distributed pursuant to the Plan.

At the time of deferral, with respect to the allocation of amounts credited to their bookkeeping accounts, Participants may select from a range of phantom investment alternatives that mirror the gains or losses of several different investment funds, including our common stock. Deferrals of stock unit awards under the Plan are automatically allocated to our common stock fund and may not be allocated to any other fund. Any portion of the bookkeeping account initially allocated to our common stock fund may not be changed to another fund, and any portion of the account balance previously allocated to an investment fund may not be changed to our common stock fund.

Under the Plan, we will be obligated to deliver on a future date deferred compensation credited to the Participant’s account, adjusted for any positive or negative investment results from the phantom investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unfunded, unsecured general obligations of us and rank in parity with other unsecured and unsubordinated indebtedness of us, subject to the claims of our general creditors. The Obligations are not transferable except upon death of the Participant.

With respect to the portion of the bookkeeping account allocated to an investment fund other than our common stock fund, each Obligation will be payable in cash, commencing upon a distribution date selected by the Participant at the time of deferral. The portion of the bookkeeping account allocated to our common stock fund will be payable in shares of our common stock, commencing upon a distribution date selected by the Participant at the time of deferral.

Payments will be distributed in the form of a lump sum payment or in up to ten annual installments upon either termination of service or a selected specified distribution date or dates, depending upon the election made by the Participant at the time of deferral. If a Participant’s service with us terminates prior to the selected specified distribution date or dates, payments will commence in connection with the termination of service. Payments triggered upon termination of service will generally commence at termination of service. Payment triggered upon termination of service may also commence in a specified year up to five years following the date of termination of service in accordance with the Participant’s deferral election if the Participant has completed at least five years of service with us at the time of termination. If a Participant’s service terminates with us due to disability or the Participant is receiving installment payments and becomes disabled prior to payment of all the installments, the Obligation will become immediately payable. If the Participant’s service terminates with us due to Participant’s death or the Participant is receiving installment payments and dies prior to payment of all the installments, the Obligation will either continue to be paid in accordance with the payment schedule that applied prior to the Participant’s death or will become immediately payable if so specified in accordance with the Participant’s deferral election. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Code. Participants may be entitled to receive payments through certain unforeseeable emergency withdrawals.

Payments scheduled to be made under the Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Code.

A committee appointed by our Board of Directors administers the Plan. We can amend or terminate the Plan at any time, but no such action shall unilaterally reduce a Participant’s account balance without his or her consent prior to the date of such action. We may adopt any amendments to the Plan that we deem necessary or appropriate to preserve the intended tax treatment of the Plan benefits or to otherwise comply with the requirements of Section 409A of the Code and related guidance.

Board of Director Compensation

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2007 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(8)	Total ($)
Harry Stylli, Ph.D.(1)	—	—	—
Charles Cantor, Ph.D.(1)	—	—	—
Paul Hawran(2)	7,500	0	7,500
Harry F. Hixson, Jr., Ph.D.	57,000	115,783	172,783
Ernst-Günter Afting, Ph.D., M.D.	33,500	110,562	144,062
Patrick Enright(3)	19,750	77,513	97,263
Larry E. Lenig, Jr.(4)	14,500	39,808	54,308
Ronald M. Lindsay, Ph.D.	37,000	110,562	147,562
Kathleen M. Wiltsey(5)	13,500	69,694	83,194
Richard A. Lerner, M.D.(6)	12,500	66,429	78,929
John A. Fazio(7)	6,167	48,471	54,638

(1)	Dr. Stylli, Chief Executive Officer, is also a director but received no additional compensation for board service. Dr. Cantor, Chief Scientific Officer, is also a director but received no additional compensation for board service. See the Summary Compensation Table for their compensation as officers.
(2)	Mr. Hawran served as director until February 2007, prior to serving as a consultant to the Company and prior to his employment in April 2007.
(3)	Mr. Enright served as a director until July 2007.
(4)	Mr. Lenig served as a director until June 2007.
(5)	Ms. Wiltsey served as a director beginning in June 2007.
(6)	Dr. Lerner served as a director beginning in July 2007.
(7)	Mr. Fazio served as a director beginning in October 2007.
(8)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), without consideration of forfeitures. The method and assumptions used to calculate the value of the stock option awards are discussed in note 2 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 17, 2008.

We currently provide fees to our outside, independent directors for their service on our Board of Directors and on the committees of our Board. The Director compensation program consists of two parts, cash payments and equity payments which are provided in the form of stock options granted at fair market value.

Cash Payments for Board and Committee Service

The Nominating and Corporate Governance Committee oversees director compensation and during 2007 utilized the services of an external compensation consultant who provided the Committee with an analysis of board of director pay programs across comparable companies, using the same benchmarking companies and data as used for our executive compensation as discussed previously under the “Executive Compensation” section. Based on the benchmarking data and information provided by the external consultant, the Nominating and Corporate Governance Committee increased the retainer amounts for the committee chairs and the chairman of the board, compared to the retainers for 2006.

Cash payments to our Directors are paid according to the following table.

Type of payment	Amount
Annual retainer for all Directors	$25,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$12,000
Additional annual retainer for the Chairman of the Compensation Committee	$8,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$5,000
In person meeting fee for special meetings of the full Board of Directors	$1,500
Telephonic meeting fee for special meetings of the full Board of Directors	$1,000
Meeting fee for any special committee meeting, attended in person or by telephone	$1,000

Special committee meetings are defined as committee meetings that do not occur in conjunction with regularly scheduled Board meetings. Directors are also entitled to reimbursement for their expenses incurred in connection with attendance of our Board of Directors and Committee meetings.

Equity Grants

In 2007, based on the benchmarking data and information provided by the external consultant, the Nominating and Corporate Governance Committee increased the annual stock options grants to non-employee Directors to 20,000 shares, and increased the initial stock option grant for a newly elected non-employee Director to 40,000 shares. The options vest upon the earlier of the first anniversary of the grant date or the date of the next annual stockholder meeting. Each option grant has a ten year term.

The following table sets forth the 2007 Non-Employee Director Stock Option Grants:

Name	# Shares
Harry F. Hixson, Jr., Ph.D.	20,000
Ernst-Günter Afting, Ph.D., M.D.	20,000
Patrick G. Enright	20,000	*
Ronald M. Lindsay, Ph.D.	20,000
Kathleen M. Wiltsey	40,000
Richard A. Lerner, M.D.	40,000
John A. Fazio	40,000

*	As Mr. Enright’s Board service terminated prior to the required date, this award terminated unvested.

Mr. Hawran resigned from the Board in February 2007 and was not granted stock options in his capacity as a Director during 2007. In view of the removal of the Company’s classified board of directors and three year director terms, which occurred in 2006, the current annual election for all directors, and in view of the

Nominating and Corporate Governance Committee’s review of the Company’s director pay program including the benchmarking and other data provided by the external compensation consultant, the vesting schedule for the June 6, 2006 stock option grants to Drs. Afting, Hixson, and Lindsay, originally vesting 1/3 annually over three years, was amended in July 2007. The amended vesting schedule provides that the 1/3 portion of each option grant that was scheduled to vest on June 6, 2008 was immediately vested, and provided that each director continues to serve as a director until the earlier of June 6, 2008 or the date of the 2008 annual stockholders meeting, then the 1/3 portion of each option grant that was scheduled to vest on June 6, 2009, would be accelerated to the earlier of June 6, 2008 or the date of the annual stockholders meeting for 2008.

Mr. Lenig did not stand for re-election as a Director during 2007 and Mr. Enright resigned as a Director in July 2007. In connection with Mr. Lenig’s and Mr. Enright’s termination of their service as Directors, each of Mr. Lenig and Mr. Enright received one year accelerated vesting of the shares subject to their stock option grants awarded June 6, 2006 which originally vested 1/3 annually over three years.

CERTAIN TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

Dr. Charles Cantor is our Chief Scientific Officer, a member of our Board of Directors and is a professor in the Department of Biomedical Engineering and Biophysics, and Co-Director of the Center for Advanced Biotechnology at Boston University. We have research agreements with Boston University in which Dr. Cantor participates under which we paid $400,000, $400,000, and $300,000, and we recorded product revenue for MassARRAY hardware and consumables, totaling $100,000, $100,000 and $100,000 in the years ended December 31, 2007, 2006 and 2005, respectively. We have also loaned Boston University a MassARRAY system for use in their research programs.

Dr. Cantor is also an adjunct professor in the department of bioengineering at the University of California, San Diego. We recorded product revenue from UCSD for MassARRAY hardware and consumables, totaling approximately $2,000, $42,000, and $126,000 in the years ended December 31, 2007, 2006, and 2005, respectively.

Dr. Richard Lerner is a member of our Board of Directors and is President of The Scripps Research Institute. For the years ended December 31, 2007, 2006, and 2005, we have recorded product revenue for MassARRAY hardware and consumables totaling approximately $318,000, $101,000, and $81,000, respectively.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, bank or other agent.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2007 is available without charge upon written request to: Finance Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Harry Stylli

President and Chief Executive Officer

April 10, 2008

APPENDIX A

Sequenom, Inc.

2006 Equity Incentive Plan

Approved By Board: April 10, 2006

Approved By Stockholders: May 31, 2006

Termination Date: April 9, 2016

(Adjusted to Reflect 1-for-3 reverse stock split effected June 1, 2006)

1. General.

(a) Successor to Prior Plan. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Administration.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, the sum of (i) five million (5,000,000) shares, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) the number of shares added to the reserve pursuant to subsection 3(b) (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b) Additions to the Share Reserve. The Share Reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date and (ii) but for this provision, would otherwise have reverted to, or remained available for future issuance under, the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to a Stock Award (including the stock awards transferred from the Prior Plan on the Effective Date of this Plan) are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be the number of shares of Common Stock in the Share Reserve.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million six hundred sixty-six thousand, six hundred and sixty-six (1,666,666) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common

Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed one million six hundred sixty-six thousand, six hundred sixty-six (1,666,666) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means April 10, 2006, the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction . Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who are Directors on the date this Plan is adopted by the Board (collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; (provided, however, that if the election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office or by a majority vote of a committee comprised of such members, such new member shall, for purposes of this Plan, be considered a member of the Incumbent Board).

For Clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Sequenom, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn) “Plan” means this Sequenom, Inc. 2006 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2008

The undersigned hereby appoints Harry Stylli and Harry F. Hixson, Jr., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on Thursday, May 29, 2008 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2, and for Proposal 3 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

— — — — — — — — — — — — — — — —   detach here   — — — — — — — — — — — — — — — —

The Board of Directors recommends a vote for the nominees for director listed below.

Proposal 1:    To elect eight directors to hold office until the 2009 annual meeting of stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).

Nominees:    Ernst-Gunter Afting, Ph.D., M.D., Charles R. Cantor, Ph.D., John A. Fazio, Harry F. Hixson, Jr., Ph.D., Richard A. Lerner, M.D., Ronald M. Lindsay, Ph.D., Harry Stylli, Ph.D., and Kathleen M. Wiltsey

☐	WITHHOLD AUTHORITY to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote for the following Proposal.

Proposal 2:	To approve an amendment to the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 1,500,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote for the following Proposal.

Proposal 3:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in the partnership’s name by an authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

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